Exhibit 99.1

April 20, 2010

Company Press Release

SOURCE:	CALIFORNIA STEEL INDUSTRIES, INC.
Contact:	Kyle Schulty
Manager, Communications
909-350-6024

California Steel Industries Reports First Quarter 2010 Results

Fontana, CA. — California Steel Industries, Inc. (“CSI”) today reported first quarter results for the period ended March 31, 2010. Sales revenues are $232.7 million, and net income for the period is $10.4 million, a definite improvement from last year’s net losses in first quarter and fourth quarter 2009.

Sales volume is 326,880 net tons, more than double the results of first quarter 2009, and 47% higher than fourth quarter 2009.

Although average sales prices are down 25 percent from first quarter 2009, and up just 2 percent from fourth quarter 2009, sales revenue of $232.7 million is 58 percent higher than first quarter 2009’s revenue of $147.1 million. Sales are also 52 percent higher than fourth quarter 2009’s results of $153.6 million.

EBITDA, as adjusted, for the quarter is $24.8 million, 22 percent higher than first quarter 2009 results of $20.4 million, and almost triple fourth quarter 2009’s $9.1 million.

Net income is $10.4 million, compared to first quarter 2009’s net loss of $15.3 million and fourth quarter 2009’s net loss of $2.3 million.

“We can report these positive results today as confirmation of the steps CSI has taken over the course of last year to build the strength of our company,” said Vicente Wright, President & Chief Executive Officer. “Our employees, our business model, our customers and vendors, our dedication to customer service, our quality and our delivery performance all combine to give CSI the competitive structure to succeed in this new economic environment,” he continued.

There is no outstanding balance under the Company’s Revolving Credit Agreement as of March 31, 2010, with availability of over $108 million. The Company has a balance of cash and cash equivalents as of March 31, 2010 of $55.2 million.

Results (in thousands, except for billed tons) are as follows:

	Three Months Ended
	3/31/10	3/31/09
Billed net tons	326,880	156,884
Net sales revenue	$232,744	$147,067
Cost of sales	$211,532	$168,320
SG&A	$4,748	$4,406
Operating income (loss)	$16,224	$(25,659)
Interest expense, net	$1,858	$2,321
Income (loss) before tax	$15,758	$(25,108)
Net income (loss)	$10,422	$(15,333)

Depreciation	$7,211	$8,220

Cash Flow Information:
Cash flows provided by (used in):
Operating activities	$4,480	$72,548
Investing activities	$(8,496)	$(10,317)
Financing activities	$(2,500)	—

EBITDA	$24,827	$(14,567)
Add back inventory write down for LCM adjustment	—	$35,000
EBITDA, as adjusted	$24,827	$20,433

A reconciliation between cash flows from operations and EBITDA will be included in the Company’s Current Report on Form 8-K, together with this press release.

Company Information and Forward Looking Statements

California Steel Industries is the leading producer of flat rolled steel products in the western United States (the 11 states located west of the Rocky Mountains) based on tonnage billed, with a broad range of products, including hot rolled, cold rolled, electric resistant weld pipe and galvanized coil and sheet. Located near Fontana, California, CSI has about 900 employees.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Actual outcomes and results may differ materially from what is expressed herein. In evaluating any forward-looking statements, please carefully consider factors that could cause actual results to differ materially from the expectations of the company or its management. For a more detailed discussion of these factors, please see the company’s most recent filings with the Securities and Exchange Commission. In particular, we direct your attention to our most recent Form 10-K, in particular Item 1 with respect to the general discussion of factors affecting our business, Item 7 with respect to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Item 7A with respect to “Quantitative and Qualitative Disclosures about Market Risk”. The company undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances